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     AMENDMENT No. 1, dated as of March 28, 1998 (this "Amendment"), to the
Loan and Security Agreement, dated as of April 25, 1997 (as heretofore or hereafter amended, supplemented and otherwise modified, the "Agreement"), among The Cosmetic Center, Inc. (the "Borrower"), the financial institutions listed therein and BankAmerica Business Credit, Inc., as Agent.

                              W I T N E S S E T H:

     WHEREAS, the Borrower and the Lenders are parties to the Agreement;

     WHEREAS, the Borrower has requested that the Lenders modify certain provisions of the Agreement and the Lenders are willing to do so on the terms and conditions as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Agreement.

     2. Amendments to the Agreement. The Agreement is hereby amended as follows:

          (a) The definition of Applicable Margin in Section 1.1 of the Agreement is amended in its entirety to read as follows:

                    "Applicable Margin" means (i) with respect to Base Rate
               Revolving Loans and all other Obligations (other than LIBOR Rate Loans), three quarters of one percentage point (0.75%) and
               (ii) with respect to LIBOR Rate Loans, two and one-half percentage points (2.50%); provided, however, "Applicable Margin" shall mean (a) five-eighths of one percentage point (.625%) for Base Rate Loans and two and three-eighths percentage points (2.375%) for LIBOR Rate Loans if the Interest Coverage Ratio is equal to or greater than 2.0:1.0, but less than 3.0:1.0 and (b) one-half of one percentage point (0.50%) for Base Rate Loans and two and one-quarter percentage points (2.25%) for LIBOR Rate Loans if the Interest Coverage Ratio is equal to or greater than 3.0:1.0.

               Any change in the Applicable Margin shall be effective from the first day of the month following receipt by the Agent of the most current certificate


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               delivered pursuant to Section 7.2(e), provided that such
               certificate indicates that the Interest Coverage Ratio corresponding to such Applicable Margin has been met or exceeded for the preceding four fiscal quarters ended on the last day of the fiscal quarter covered by such certificate.
               If the Borrower fails to timely deliver the certificate required pursuant to Section 7.2(e) or if an Event of Default occurs, the Applicable Margin shall be immediately increased to the highest rate set forth above until the requisite certificate is delivered to Lender and/or the Event of Default is cured or waived, as the case may be.

          (b) The definition of "Stated Termination Date" in Section 1.1 of the Agreement is amended in its entirety to read as follows:

               "Stated Termination Date" means April 30, 1999 or such later date to which it may have been extended pursuant to the last sentence of Section 12.1."

          (c) Section 7.2(e) of the Agreement is amended by changing the phrase "covenant set forth in Section 9.28" to read "covenants set forth in Section 9.28 and 9.29".

          (d) Section 9.28 of the Agreement is amended in its entirety as follows:

     9.28 Adjusted Tangible Net Worth. CCI on a consolidated basis shall maintain Adjusted Tangible Net Worth, determined as of the last day of each fiscal quarter indicated below, of not less than the following amounts:

          2nd Fiscal Quarter 1997                  $22,400,000
          3rd Fiscal Quarter 1997                   22,000,000
          4th Fiscal Quarter 1997                   29,200,000
          1st Fiscal Quarter 1998                   24,000,000
          2nd Fiscal Quarter 1998                   22,308,000
          3rd Fiscal Quarter 1998                   23,847,000
          4th Fiscal Quarter 1998                   30,288,000
          1st Fiscal Quarter 1999 and thereafter    27,288,000

          (e) Section 9.29 of the Agreement is amended in its entirety as follows:

     9.29 Interest Coverage Ratio. Beginning with the fourth fiscal quarter of 1997, the Borrower shall maintain an Interest Coverage Ratio, determined as of the last day of each fiscal quarter for the four fiscal quarters ending on such last day (except that, with respect to the fourth fiscal quarter of 1997, for the three fiscal quarters ending on the last day of such fiscal quarter), of not less than the amount set forth below:

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                  Period                          Interest
                  Ending                       Coverage Ratio
                 --------                      --------------
       4th Fiscal Quarter 1997                     2.2:1
       1st Fiscal Quarter 1998                     1.15:1
       2nd Fiscal Quarter 1998                     1.25:1
       3rd Fiscal Quarter 1998                     1.75:1
       4th Fiscal Quarter 1998 and thereafter      2.0:1


          (f) Section 12.1 of the Agreement is amended by inserting the words "but prior to April 30, 1999 or (iii) .125% of the Total Facility if such termination is made on or after April 30, 1999 but prior to April 30, 2000" after the words "after the first Anniversary Date" in clause (c)(ii) of the second sentence thereof.

          (g) Section 12.1 of the Agreement is amended by inserting the words "but prior to April 30, 1999 or (z) .125% of the Total Facility if such termination is made on or after April 30, 1999 but prior to April 30, 2000" after the words "after the first Anniversary Date" in clause (y) of the last sentence thereof.

          (h) Section 12.1 of the Agreement is amended by inserting the words "extended or" between the words "unless" and "terminated" in the first sentence thereof and adding the following immediately after the last sentence of Section 12.1:

              "The Lenders may, at their option, elect to extend this Agreement to April 30, 2000, by giving the Borrower written notice of such election not later than July 15, 1998."

     3. Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants as follows, with the same effect as if such representations and warranties were set forth in the
Agreement:

          (i) the Borrower has the power and authority to enter into this Amendment and has taken all corporate action required to authorize the Borrower's execution, delivery and performance of this Amendment. This Amendment has been duly executed and delivered by the Borrower, and the Agreement, as amended hereby, constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms. The execution, delivery, and performance of this Amendment and the Agreement, as amended hereby, by the Borrower will not violate its certificate of incorporation or by-laws or any material agreement or legal requirement binding on the Borrower.


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          (ii)  On the date hereof and after giving effect to the terms of this
                Amendment, (A) the Agreement and the other Loan Documents are in full force and effect and constitute binding obligations, enforceable against the Borrower in accordance with their respective terms; (B) no Default or Event of Default has occurred and is continuing; and (C) the Borrower has no defense to or setoff, counterclaim or claim against payment of the Obligations and enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

     4. Limited Effect. Except as expressly amended hereby, all of the covenants, representations and warranties (including, without limitation, those found in Section 9.1), and provisions of the Agreement are and shall continue to be in full force and effect. Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein" or words of like import and each reference in the other Loan Documents to the Agreement shall mean and be a reference to the Agreement as amended hereby.

     5. Conditions of Effectiveness. This Amendment shall become effective as of March 28, 1998 when and only when this Amendment shall be executed and delivered by the Borrower, the Agent and the Lenders.

     6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

     7. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

     8. Amendment. No modification or waiver of any provision of this Amendment, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective power and duly authorized officers as of the day and year first above written.

                             "BORROWER"

                             The Cosmetic Center, Inc., as the Borrower

                             By /s/ DWIGHT W. CRAWLEY
                                ---------------------------------------
                                Name: DWIGHT W. CRAWLEY
                                Title: CHIEF FINANCIAL OFFICER


                             "AGENT"

                             BankAmerica Business Credit, Inc., as the Agent

                             By /s/ IRA A. MERMELSTEIN
                                ---------------------------------------
                                Name: IRA A. MERMELSTEIN
                                Title: VICE PRESIDENT

                             "LENDERS"

                             BankAmerica Business Credit, Inc., as a Lender

                             By /s/ IRA A. MERMELSTEIN
                                ---------------------------------------
                                Name: IRA A. MERMELSTEIN
                                Title: VICE PRESIDENT


                             Bank Boston, N.A., as a Lender

                             By /s/ JOSEPH BECKER
                                ---------------------------------------
                                Name: JOSEPH BECKER
                                Title: VICE PRESIDENT




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